UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2011
MELA Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51481 (Commission File Number)	13-3986004 (IRS Employer Identification No.)

50 Buckhout Street, Suite 1 Irvington, New York (Address of principal executive offices)	10533 (Zip Code)
Registrant’s telephone number, including area code (914) 591-3783
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	— Submission of Matters to a Vote of Security Holders
The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of MELA Sciences, Inc. (the “Company”) was held on April 29, 2011.
The Company’s stockholders voted on four proposals as follows: to elect Company directors for the ensuing year (Proposal 1); to ratify the selection by the Audit Committee of the Company’s Board of Directors of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 2); to cast an advisory vote on a non-binding resolution to approve the compensation of the Company’s executive officers (Proposal 3); and to cast an advisory vote on a non-binding resolution to recommend the frequency of future advisory votes on executive compensation (Proposal 4).
All nominees for election to the Board as Directors were elected to serve until the 2012 Annual Meeting of Stockholders and until their respective successors are elected and qualified, or until such director’s earlier death, resignation or removal. The stockholders ratified Proposal 2, approved Proposal 3 and selected 3 years for Proposal 4. The number of votes cast for, against or withheld and the number of abstentions and broker non-votes with respect to each Proposal is set forth below.

Proposal 1
	Shares For	Shares Withheld	Broker Non-Votes
Joseph V. Gulfo, MD	7,061,787	1,197,571	12,397,305
Breaux Castleman	6,565,758	1,693,600	12,397,305
Sidney Braginsky	7,350,555	908,803	12,397,305
Gorge C. Chryssis	7,744,897	514,461	12,397,305
Martin D. Cleary	7,916,795	342,563	12,397,305
Anne Egger	6,394,820	1,864,538	12,397,305
Gerald Wagner, Ph.D.	6,398,229	1,861,129	12,397,305

	Shares For	Shares Against	Shares Abstaining	Broker Non-Votes
Proposal 2	20,099,839	354,012	202,812	—

	Shares For	Shares Against	Shares Abstaining	Broker Non-Votes
Proposal 3	7,542,831	557,867	158,660	12,397,305

	1 Year	2 Years	3 Years	Shares Abstaining	Broker Non-Votes
Proposal 4	3,718,959	278,565	4,157,384	104,450	12,397,305
The Board of Directors has considered the stockholder vote regarding the frequency of advisory votes on executive compensation and determined that the Company will hold an advisory vote on its executive compensation every 3 years until the next vote by the Board on frequency, which will be no later than the Company’s Annual Meeting of Stockholders in 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.
Date: May 2, 2011	By:	/s/ Richard Steinhart
		Name:	Richard Steinhart
		Title:	Chief Financial Officer